Capital City Bank Group, Inc.

Reports First Quarter 2017 Results

TALLAHASSEE, Fla. (April 24, 2017) – Capital City Bank Group, Inc. (Nasdaq: CCBG) today reported net income of $2.7 million, or $0.16 per diluted share for the first quarter of 2017 compared to net income of $3.3 million, or $0.20 per diluted share for the fourth quarter of 2016, and $1.6 million, or $0.10 per diluted share, for the first quarter of 2016.

HIGHLIGHTS

•   60% growth in earnings per share over prior year reflects improving operating leverage

•   Solid period-end loan growth of 1.3% sequentially and 5.0% over prior year

•   Continued progress in reducing noninterest expense ~ 3.5% from prior year

•   Lower net  loan charge-offs of 10 basis points supports lower level of loan loss provision

•   NPAs and classified assets down 7% and 3%, respectively and 33% and 25%, respectively compared to the fourth quarter of 2016 and first quarter of 2016

“2017 is off to a strong start as first quarter performance produced continued improvement in most all categories,” said William G. Smith, Jr., Chairman, President and CEO. “Earnings were up over 60% year over year, and loan growth, credit quality and expense management continued their favorable trends.  I continue to see an improving economy and we have a more focused approach than I can remember any time in my career.  As we move through 2017, we will continue to execute on those initiatives that add value to our shareowners.”

Compared to the fourth quarter of 2016, performance reflects lower net interest income of $0.3 million, a $0.1 million decrease in noninterest income, and higher noninterest expense of $0.4 million, partially offset by a $0.1 million decrease in the loan loss provision and lower income taxes of $0.1 million.

Compared to the first quarter of 2016, the increase in earnings was due to higher net interest income of $0.5 million, a $0.1 million decrease in the loan loss provision, and lower noninterest expense of $1.0 million, partially offset by higher income taxes of $0.5 million.

The Return on Average Assets was 0.39% and the Return on Average Equity was 4.00% for the first quarter of 2017.  These metrics were 0.48% and 4.70% for the fourth quarter of 2016, respectively, and 0.24% and 2.39% for the first quarter of 2016, respectively.

Discussion of Operating Results

Tax equivalent net interest income for the first quarter of 2017 was $20.0 million compared to $20.3 million for the fourth quarter of 2016 and $19.4 million for the first quarter of 2016.  The decline in tax equivalent net interest income compared to the fourth quarter of 2016 was attributable to two less calendar days, in addition to the reversal of a non-accrual interest adjustment made during the fourth quarter, partially offset by higher income from overnight funds.  The increase in tax-equivalent net interest income compared to the first quarter of 2016 reflected growth in our investment portfolio and higher income from overnight funds.

Although the Federal Open Market Committee (FOMC) increased the federal funds target rate 25 basis points to 100 basis points in March 2017, aggressive lending competition in all markets continues to impact pricing for loans.  Some of this pressure has been alleviated by our adjustable rate loans tied to the prime rate.  We continue to review our various loan strategies, with the goal of enhancing performance, subject to our overall risk appetite.  In addition, we have maintained a disciplined approach to deposit pricing, reflected in our cost of funds being unchanged quarter-over-quarter.

Our net interest margin for the first quarter of 2017 was 3.21%, a decrease of 13 basis points from the fourth quarter of 2016 and an increase of one basis point from the first quarter of 2016.  The decrease in the margin compared to the fourth quarter of 2016 was due to an unfavorable shift in earning assets, primarily due to a higher composition of overnight funds driven by the influx of seasonal public deposits.  The increase in the margin compared to the first quarter of 2016 was primarily due to a positive shift in earning assets, as overnight funds were utilized to fund growth in the loan and investment portfolios.

The provision for loan losses for the first quarter of 2017 was $0.3 million compared to $0.4 million for the fourth quarter of 2016 and $0.5 million for the first quarter of 2016.  The lower level of loan loss provision reflects continued favorable problem loan migration and lower net loan charge-offs, partially offset by growth in the loan portfolio.  Net loan charge-offs for the first quarter of 2017 totaled $0.4 million compared to $0.8 million for the fourth quarter of 2016 and the first quarter of 2016.  As of March 31, 2017, the allowance for loan losses of $13.3 million was 0.84% of outstanding loans (net of overdrafts) and provided coverage of 161% of nonperforming loans compared to 0.86% and 157%, respectively, as of December 31, 2016 and 0.90% and 150%, respectively, as of March 31, 2016.

Noninterest income for the first quarter of 2017 totaled $12.7 million, a decrease of $0.1 million, or 0.5%, from the fourth quarter of 2016 and comparable to the first quarter of 2016.  The decrease from the fourth quarter of 2016 reflects lower deposit fees of $0.1 million and mortgage banking fees of $0.1 million partially offset by higher wealth management fees of $0.1 million.  Compared to the first quarter of 2016, higher mortgage banking fees of $0.3 million was offset by lower deposit fees of $0.3 million.  For both comparable periods, the decrease in deposit fees reflects lower overdraft service fees attributable to a reduction in accounts using this service as well as lower utilization by existing users.  The year over year improvement in mortgage banking fees reflects continued strong residential home sales activity in our markets.

Noninterest expense for the first quarter of 2017 totaled $27.9 million, an increase of $0.4 million, or 1.3%, over the fourth quarter of 2016.  The increase was attributable to an increase in other expense of $0.5 million and other real estate owned (“OREO”) expense of $0.2 million, partially offset by lower compensation expense of $0.2 million and occupancy expense of $0.1 million.  The increase in other expense reflects higher processing expense of $0.3 million and telephone expense of $0.2 million.  Processing expense for the fourth quarter of 2016 was favorably impacted by our annual VISA processing volume rebate.  Telephone expense was unfavorably impacted in the first quarter of 2017 due to running dual circuits as our new telephone system is implemented with an estimated completion date by the end of the second quarter of 2017.  The increase in OREO expense was attributable to lower carrying costs reflective of expense recoveries realized in the fourth quarter of 2016.  Noninterest expense decreased $1.0 million, or 3.5%, from the first quarter of 2016 primarily attributable to lower OREO expense of $0.8 million and other expense of $0.3 million.  The decrease in OREO expense generally reflects continued progress in property dispositions and lower related carrying costs.  The reduction in other expense was primarily attributable to lower debit card fraud losses.

We realized income tax expense of $1.5 million (35% effective rate) for the first quarter of 2017 compared to $1.5 million (32% effective rate) for the fourth quarter of 2016 and $0.9 million (34% effective rate) for the first quarter of 2016.  Absent future discrete events, we anticipate our effective tax rate will remain in the range of 34%-35%.

Discussion of Financial Condition

Average earning assets were $2.529 billion for the first quarter of 2017, an increase of $105.8 million, or 4.4%, over the fourth quarter of 2016, and an increase of $88.5 million, or 3.6%, over the first quarter of 2016.  The change in average earning assets over the fourth quarter reflects a higher level of public fund deposits.  Compared to the first quarter of 2016, average earning assets increased as deposit growth was broad based, occurring in all deposit products except certificates of deposit.

We maintained an average net overnight funds (deposits with banks plus fed funds sold less fed funds purchased) sold position of $245.2 million during the first quarter of 2017 compared to an average net overnight funds sold position of $145.5 million in the fourth quarter of 2016 and $286.2 million in the first quarter of 2016.  The increase in net overnight funds compared to the fourth quarter of 2016 primarily reflected higher public fund balances. The decrease in net overnight funds compared to the first quarter of 2016 reflects growth in the loan and investment portfolios, and a reduction in both short-term and long-term borrowings, partially offset by growth in deposit balances.

Average loans increased $12.3 million, or 0.8% when compared to the fourth quarter of 2016, and have grown $78.1 million, or 5.2% when compared to the first quarter of 2016.  The increase compared to the fourth quarter of 2016 reflects growth in all loan types except institutional, home equity and direct consumer loans.  Growth over the first quarter of 2016 was experienced in all loan products, with the exception of residential mortgages and direct consumer loans.

Without compromising our credit standards or taking on inordinate interest rate risk, we continue to make minor modifications on some of our lending programs to try to mitigate the impact that consumer and business deleveraging has had on our portfolio.  These programs, coupled with economic improvements in our anchor markets, have helped to increase overall loan production.

Nonperforming assets (nonaccrual loans and OREO) totaled $17.8 million at the end of the first quarter of 2017, a decrease of $1.4 million, or 7%, from the fourth quarter of 2016 and $8.7 million, or 33%, from the first quarter of 2016.  Nonaccrual loans totaled $8.3 million at the end of the first quarter of 2017, a $0.2 million decrease from the fourth quarter of 2016 and a $0.8 million decrease from the first quarter of 2016.  Nonaccrual loan additions totaled $2.9 million in the first quarter of 2017 compared to $3.9 million and $3.7 million, respectively, for the fourth and first quarters of 2016.  The balance of OREO totaled $9.5 million at the end of the first quarter of 2017, a decrease of $1.1 million and $7.9 million, respectively, from the fourth and first quarters of 2016.  For the first quarter of 2017, we added properties totaling $1.5 million, sold properties totaling $2.1 million, and recorded valuation adjustments totaling $0.6 million.  Nonperforming assets represented 0.61% of total assets as of March 31, 2017 compared to 0.67% as of December 31, 2016 and 0.95% as of March 31, 2016.

Average total deposits were $2.407 billion for the first quarter of 2017, an increase of $100.4 million, or 4.4%, over the fourth quarter of 2016, and an increase of $148.7 million, or 6.6% over the first quarter of 2016.  The increase in deposits when compared to the fourth quarter of 2016 reflected growth in all deposit products except noninterest bearing deposits and certificates of deposit.  The seasonal inflow of public fund balances began late in the fourth quarter of 2016, and the public fund balances are expected to decline through late in the fourth quarter of 2017.  The increase in deposits compared to the first quarter 2016 reflected increases in all deposit products except certificates of deposit.   Average public deposits increased $16.1 million in the first quarter of 2017 compared to the first quarter of 2016.

Deposit levels remain strong, particularly given the recent increase in the fed funds rate, and average core deposits continue to experience growth.  Because  prudent pricing discipline is critical to managing our mix of deposits, we continue to monitor interest rates paid by competitors in markets we serve.

Compared to the fourth quarter of 2016, average borrowings decreased $5.0 million primarily due to a reduction in FHLB advances.  Compared to the first quarter of 2016, average borrowings decreased by $77.4 million due to a partial redemption of subordinated debt, a decline in repurchase agreements, and payoffs of FHLB advances.

Shareowners’ equity was $278.1 million as of March 31, 2017, compared to $275.2 million as of December 31, 2016 and $276.8 million as of March 31, 2016.  During the first quarter of 2017, shareowners’ equity was positively impacted by net income of $2.7 million, stock compensation accretion of $0.4 million, a net decrease of $0.3 million in the unrealized loss on investment securities, and net adjustments totaling $0.3 million related to transactions under our stock compensation plans.  Shareowners’ equity was reduced by common stock dividends of $0.8 million ($0.05 per share).  Our leverage ratio was 9.95%, 10.23%, and 10.34%, respectively, for these periods.  Further, as of March 31, 2017, our risk-adjusted capital ratio was 16.44% compared to 16.28% and 17.20% at December 31, 2016 and March 31, 2016, respectively.  Our common equity tier 1 ratio was 12.77% as of March 31, 2017, compared to 12.61% as of December 31, 2016 and 12.82% as of March 31, 2016.  All of our capital ratios exceed the threshold to be designated as “well-capitalized” under the Basel III capital standards.

About Capital City Bank Group, Inc.

Capital City Bank Group, Inc. (Nasdaq: CCBG) is one of the largest publicly traded financial holding companies headquartered in Florida and has approximately $2.9 billion in assets.  We provide a full range of banking services, including traditional deposit and credit services, mortgage banking, asset management, trust, merchant services, bankcards, data processing, and securities brokerage services.  Our bank subsidiary, Capital City Bank, was founded in 1895 and now has 60 banking offices and 73 ATMs in Florida, Georgia and Alabama.  For more information about Capital City Bank Group, Inc., visit www.ccbg.com.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this Press Release are based on current plans and expectations that are subject to uncertainties and risks, which could cause the Company’s future results to differ materially.  The following factors, among others, could cause the Company’s actual results to differ: the accuracy of the Company’s financial statement estimates and assumptions; legislative or regulatory changes, including the Dodd-Frank Act, Basel III, and the ability to repay and qualified mortgage standards; fluctuations in inflation, interest rates, or monetary policies; the effects of security breaches and computer viruses that may affect the Company’s computer systems or fraud related to debit card products; changes in consumer spending and savings habits; the Company’s growth and profitability; the strength of the U.S. economy and the local economies where the Company conducts operations; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; harsh weather conditions and man-made disasters; changes in the stock market and other capital and real estate markets; customer acceptance of third-party products and services; increased competition and its effect on pricing, including the long-term impact on our net interest margin from the repeal of Regulation Q; negative publicity and the impact on our reputation; technological changes, especially changes that allow out of market competitors to compete in our markets; changes in accounting; and the Company’s ability to manage the risks involved in the foregoing.  Additional factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and the Company’s other filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov).  Forward-looking statements in this Press Release speak only as of the date of the Press Release, and the Company assumes no obligation to update forward-looking statements or the reasons why actual results could differ.

USE OF NON-GAAP FINANCIAL MEASURE

We present a tangible common equity ratio and a tangible book value per diluted share that removes the effect of goodwill resulting from merger and acquisition activity.  We believe these measures are useful to investors because it allows investors to more easily compare our capital adequacy to other companies in the industry.  The GAAP to non-GAAP reconciliation is provided below.

(Dollars in Thousands)		Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016
TANGIBLE COMMON EQUITY RATIO
Shareowners' Equity (GAAP)		$278,059	$275,168	$276,624	$274,824	$276,833
Less: Goodwill (GAAP)		84,811	84,811	84,811	84,811	84,811
Tangible Shareowners' Equity (non-GAAP)	A	193,248	190,357	191,813	190,013	192,022
Total Assets (GAAP)		2,895,531	2,845,197	2,753,154	2,767,636	2,792,186
Less: Goodwill (GAAP)		84,811	84,811	84,811	84,811	84,811
Tangible Assets (non-GAAP)	B	$2,810,720	$2,760,386	$2,668,343	$2,682,825	$2,707,375
Tangible Common Equity Ratio (non-GAAP)	A/B	6.88%	6.90%	7.19%	7.08%	7.09%
Actual Diluted Shares Outstanding (GAAP)	C	16,979	16,949	16,874	16,855	17,254
Tangible Book Value per Diluted Share (non-GAAP)	A/C	$11.38	$11.23	$11.37	$11.27	$11.13

CAPITAL CITY BANK GROUP, INC.
EARNINGS HIGHLIGHTS
Unaudited

	Three Months Ended
(Dollars in thousands, except per share data)	Mar 31, 2017	Dec 31, 2016	Mar 31, 2016
EARNINGS
Net Income	$2,744	$3,296	$1,647
Diluted Net Income Per Share	$0.16	$0.20	$0.10
PERFORMANCE
Return on Average Assets	0.39%	0.48%	0.24%
Return on Average Equity	4.00%	4.70%	2.39%
Net Interest Margin	3.21%	3.34%	3.20%
Noninterest Income as % of Operating Revenue	39.19%	38.91%	39.76%
Efficiency Ratio	85.33%	83.23%	90.13%
CAPITAL ADEQUACY
Tier 1 Capital	15.68%	15.51%	16.39%
Total Capital	16.44%	16.28%	17.20%
Tangible Common Equity (1)	6.88%	6.90%	7.09%
Leverage	9.95%	10.23%	10.34%
Common Equity Tier 1	12.77%	12.61%	12.82%
Equity to Assets	9.60%	9.67%	9.91%
ASSET QUALITY
Allowance as % of Non-Performing Loans	160.70%	157.40%	150.44%
Allowance as a % of Loans	0.84%	0.86%	0.90%
Net Charge-Offs as % of Average Loans	0.10%	0.20%	0.21%
Nonperforming Assets as % of Loans and ORE	1.11%	1.21%	1.73%
Nonperforming Assets as % of Total Assets	0.61%	0.67%	0.95%
STOCK PERFORMANCE
High	$21.79	$23.15	$15.88
Low	19.22	14.29	12.83
Close	$21.39	$20.48	$14.59
Average Daily Trading Volume	23,150	23,371	22,720

(1) Tangible common equity ratio is a non-GAAP financial measure. For additional information, including a reconciliation to GAAP, refer to page 4.

CAPITAL CITY BANK GROUP, INC.
CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
Unaudited

	2017	2016
(Dollars in thousands)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
ASSETS
Cash and Due From Banks	$47,650	$48,268	$79,608	$51,766	$45,914
Funds Sold and Interest Bearing Deposits	290,897	247,779	144,576	220,719	304,908
Total Cash and Cash Equivalents	338,547	296,047	224,184	272,485	350,822

Investment Securities Available for Sale	541,102	522,734	500,139	485,848	462,444
Investment Securities Held to Maturity	158,515	177,365	189,928	204,474	187,079
Total Investment Securities	699,617	700,099	690,067	690,322	649,523

Loans Held for Sale	7,498	10,886	10,510	12,046	10,475

Loans, Net of Unearned Interest
Commercial, Financial, & Agricultural	214,595	216,404	223,278	207,105	183,681
Real Estate - Construction	59,938	58,443	54,107	46,930	42,538
Real Estate - Commercial	503,868	503,978	497,775	485,329	503,259
Real Estate - Residential	295,406	272,895	276,193	280,015	285,772
Real Estate - Home Equity	231,300	236,512	235,433	235,394	234,128
Consumer	268,921	262,735	258,173	252,347	245,197
Other Loans	9,586	8,614	10,875	11,177	10,297
Overdrafts	1,345	1,708	1,678	2,177	1,963
Total Loans, Net of Unearned Interest	1,584,959	1,561,289	1,557,512	1,520,474	1,506,835
Allowance for Loan Losses	(13,335)	(13,431)	(13,744)	(13,677)	(13,613)
Loans, Net	1,571,624	1,547,858	1,543,768	1,506,797	1,493,222

Premises and Equipment, Net	93,755	95,476	96,499	97,313	98,029
Goodwill	84,811	84,811	84,811	84,811	84,811
Other Real Estate Owned	9,501	10,638	12,738	14,622	17,450
Other Assets	90,178	99,382	90,577	89,240	87,854
Total Other Assets	278,245	290,307	284,625	285,986	288,144

Total Assets	$2,895,531	$2,845,197	$2,753,154	$2,767,636	$2,792,186

LIABILITIES
Deposits:
Noninterest Bearing Deposits	$836,011	$791,182	$801,671	$798,219	$790,040
NOW Accounts	882,605	904,014	793,363	804,263	786,432
Money Market Accounts	263,080	252,800	257,004	259,813	254,682
Regular Savings Accounts	321,160	304,680	298,682	294,432	286,807
Certificates of Deposit	156,449	159,610	164,387	168,079	173,447
Total Deposits	2,459,305	2,412,286	2,315,107	2,324,806	2,291,408

Short-Term Borrowings	7,603	12,749	12,113	9,609	62,922
Subordinated Notes Payable	52,887	52,887	52,887	52,887	62,887
Other Long-Term Borrowings	16,460	14,881	21,368	26,401	27,062
Other Liabilities	81,217	77,226	75,055	79,109	71,074

Total Liabilities	2,617,472	2,570,029	2,476,530	2,492,812	2,515,353

SHAREOWNERS' EQUITY
Common Stock	170	168	168	168	172
Additional Paid-In Capital	34,859	34,188	33,152	32,855	38,671
Retained Earnings	268,934	267,037	264,581	262,380	259,139
Accumulated Other Comprehensive Loss, Net of Tax	(25,904)	(26,225)	(21,277)	(20,579)	(21,149)

Total Shareowners' Equity	278,059	275,168	276,624	274,824	276,833

Total Liabilities and Shareowners' Equity	$2,895,531	$2,845,197	$2,753,154	$2,767,636	$2,792,186

OTHER BALANCE SHEET DATA
Earning Assets	$2,582,971	$2,520,053	$2,402,664	$2,443,561	$2,471,741
Interest Bearing Liabilities	1,700,244	1,701,621	1,599,804	1,615,484	1,654,239

Book Value Per Diluted Share	$16.38	$16.23	$16.39	$16.31	$16.04
Tangible Book Value Per Diluted Share(1)	11.38	11.23	11.37	11.27	11.13

Actual Basic Shares Outstanding	16,954	16,845	16,807	16,804	17,222
Actual Diluted Shares Outstanding	16,979	16,949	16,874	16,855	17,254

(1) Tangible book value per diluted share is a non-GAAP financial measure. For additional information, including a reconciliation to GAAP, refer to page 4.

CAPITAL CITY BANK GROUP, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
Unaudited

	2017	2016
(Dollars in thousands, except per share data)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

INTEREST INCOME
Interest and Fees on Loans	$18,005	$18,671	$18,046	$18,105	$18,045
Investment Securities	2,042	1,949	1,846	1,751	1,637
Funds Sold	493	212	212	318	362
Total Interest Income	20,540	20,832	20,104	20,174	20,044

INTEREST EXPENSE
Deposits	281	224	223	211	221
Short-Term Borrowings	45	57	43	38	10
Subordinated Notes Payable	379	363	341	343	387
Other Long-Term Borrowings	99	129	177	206	216
Total Interest Expense	804	773	784	798	834
Net Interest Income	19,736	20,059	19,320	19,376	19,210
Provision for Loan Losses	310	464	-	(97)	452
Net Interest Income after Provision for Loan Losses	19,426	19,595	19,320	19,473	18,758

NONINTEREST INCOME
Deposit Fees	5,090	5,238	5,373	5,321	5,400
Bank Card Fees	2,803	2,754	2,759	2,855	2,853
Wealth Management Fees	1,842	1,773	1,774	1,690	1,792
Mortgage Banking Fees	1,308	1,392	1,503	1,267	1,030
Other	1,675	1,621	1,602	4,082	1,602
Total Noninterest Income	12,718	12,778	13,011	15,215	12,677

NONINTEREST EXPENSE
Compensation	16,496	16,699	15,993	16,051	16,241
Occupancy, Net	4,381	4,519	4,734	4,584	4,459
Other Real Estate, Net	583	343	821	1,060	1,425
Other	6,462	5,999	6,474	7,007	6,805
Total Noninterest Expense	27,922	27,560	28,022	28,702	28,930

OPERATING PROFIT	4,222	4,813	4,309	5,986	2,505
Income Tax Expense	1,478	1,517	1,436	2,056	858
NET INCOME	$2,744	$3,296	$2,873	$3,930	$1,647

PER SHARE DATA
Basic Net Income	$0.16	$0.20	$0.18	$0.22	$0.10
Diluted Net Income	0.16	0.20	0.17	0.22	0.10
Cash Dividend	$0.05	$0.05	$0.04	$0.04	$0.04
AVERAGE SHARES
Basic	16,919	16,809	16,804	17,144	17,202
Diluted	16,944	16,913	16,871	17,196	17,235

CAPITAL CITY BANK GROUP, INC.
ALLOWANCE FOR LOAN LOSSES
AND RISK ELEMENT ASSETS
Unaudited

	2017	2016
(Dollars in thousands, except per share data)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

ALLOWANCE FOR LOAN LOSSES
Balance at Beginning of Period	$13,431	$13,744	$13,677	$13,613	$13,953
Provision for Loan Losses	310	464	-	(97)	452
Net Charge-Offs (Recoveries)	406	777	(67)	(161)	792
Balance at End of Period	$13,335	$13,431	$13,744	$13,677	$13,613
As a % of Loans	0.84%	0.86%	0.88%	0.89%	0.90%
As a % of Nonperforming Loans	160.70%	157.40%	159.56%	166.50%	150.44%

CHARGE-OFFS
Commercial, Financial and Agricultural	$93	$377	$143	$304	$37
Real Estate - Construction	-	-	-	-	-
Real Estate - Commercial	71	70	5	-	274
Real Estate - Residential	116	120	96	205	478
Real Estate - Home Equity	92	38	51	146	215
Consumer	624	771	479	438	439
Total Charge-Offs	$996	$1,376	$774	$1,093	$1,443

RECOVERIES
Commercial, Financial and Agricultural	$81	$50	$199	$49	$39
Real Estate - Construction	-	-	-	-	-
Real Estate - Commercial	23	45	45	237	81
Real Estate - Residential	213	277	139	579	236
Real Estate - Home Equity	29	32	237	81	59
Consumer	244	195	221	308	236
Total Recoveries	$590	$599	$841	$1,254	$651

NET CHARGE-OFFS (RECOVERIES)	$406	$777	$(67)	$(161)	$792

Net Charge-Offs as a % of Average Loans(1)	0.10%	0.20%	(0.02)%	(0.04)%	0.21%

RISK ELEMENT ASSETS
Nonaccruing Loans	$8,298	$8,533	$8,614	$8,214	$9,049
Other Real Estate Owned	9,501	10,638	12,738	14,622	17,450
Total Nonperforming Assets	$17,799	$19,171	$21,352	$22,836	$26,499

Past Due Loans 30-89 Days	$3,263	$6,438	$5,667	$3,872	$3,599
Past Due Loans 90 Days or More	-	-	-	-	-
Classified Loans	40,978	41,507	43,228	45,058	49,780
Performing Troubled Debt Restructuring's	$36,555	$38,233	$35,046	$35,526	$36,700

Nonperforming Loans as a % of Loans	0.52%	0.54%	0.55%	0.54%	0.60%
Nonperforming Assets as a % of Loans and Other Real Estate	1.11%	1.21%	1.35%	1.48%	1.73%
Nonperforming Assets as a % of Total Assets	0.61%	0.67%	0.78%	0.83%	0.95%

(1) Annualized

CAPITAL CITY BANK GROUP, INC.
AVERAGE BALANCE AND INTEREST RATES(1)
Unaudited

	First Quarter 2017			Fourth Quarter 2016			Third Quarter 2016			Second Quarter 2016			First Quarter 2016
(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
ASSETS:
Loans, Net of Unearned Interest	$1,585,561	18,137	4.64%	$1,573,264	18,827	4.76%	$1,555,889	18,216	4.66%	$1,531,777	18,233	4.79%	$1,507,508	18,141	4.84%

Investment Securities
Taxable Investment Securities	600,528	1,784	1.20	614,560	1,726	1.12	606,606	1,632	1.07	571,343	1,539	1.08	552,092	1,420	1.03
Tax-Exempt Investment Securities	97,965	396	1.62	90,046	343	1.52	89,241	327	1.47	90,030	325	1.44	94,951	332	1.40

Total Investment Securities	698,493	2,180	1.26	704,606	2,069	1.17	695,847	1,959	1.12	661,373	1,864	1.13	647,043	1,752	1.09

Funds Sold	245,153	493	0.81	145,518	212	0.58	166,207	212	0.51	254,627	318	0.50	286,167	362	0.51

Total Earning Assets	2,529,207	$20,810	3.33%	2,423,388	$21,108	3.47%	2,417,943	$20,387	3.35%	2,447,777	$20,415	3.35%	2,440,718	$20,255	3.34%

Cash and Due From Banks	48,906			50,207			45,139			46,605			47,834
Allowance for Loan Losses	(13,436)			(14,017)			(14,052)			(14,254)			(13,999)
Other Assets	280,463			283,885			285,435			287,726			289,193

Total Assets	$2,845,140			$2,743,463			$2,734,465			$2,767,854			$2,763,746

LIABILITIES:
Interest Bearing Deposits
NOW Accounts	$880,707	$134	0.06%	$782,518	$78	0.04%	$774,899	$78	0.04%	$762,667	$67	0.04%	$798,996	$69	0.03%
Money Market Accounts	259,106	35	0.06	257,398	31	0.05	258,183	30	0.05	257,000	30	0.05	252,446	29	0.05
Savings Accounts	311,212	38	0.05	303,006	37	0.05	297,172	37	0.05	291,210	36	0.05	277,745	34	0.05
Time Deposits	158,289	74	0.19	161,859	78	0.19	165,324	78	0.19	170,837	78	0.19	177,057	89	0.20
Total Interest Bearing Deposits	1,609,314	281	0.07%	1,504,781	224	0.06%	1,495,578	223	0.06%	1,481,714	211	0.06%	1,506,244	221	0.06%

Short-Term Borrowings	12,810	45	1.43%	14,768	57	1.54%	12,162	43	1.39%	53,691	38	0.28%	66,938	10	0.06%
Subordinated Notes Payable	52,887	379	2.86	52,887	363	2.68	52,887	341	2.52	54,316	343	2.50	62,887	387	2.43
Other Long-Term Borrowings	14,468	99	2.77	17,473	129	2.93	23,629	177	2.98	26,721	206	3.11	27,769	216	3.12

Total Interest Bearing Liabilities	1,689,479	$804	0.20%	1,589,909	$773	0.20%	1,584,256	$784	0.20%	1,616,442	$798	0.20%	1,663,838	$834	0.20%

Noninterest Bearing Deposits	797,964			802,136			793,163			794,839			752,356
Other Liabilities	79,208			72,475			79,639			77,041			70,088

Total Liabilities	2,566,651			2,464,520			2,457,058			2,488,322			2,486,282

SHAREOWNERS' EQUITY:	278,489			278,943			277,407			279,532			277,464

Total Liabilities and Shareowners' Equity	$2,845,140			$2,743,463			$2,734,465			$2,767,854			$2,763,746

Interest Rate Spread		$20,006	3.14%		$20,335	3.27%		$19,603	3.15%		$19,617	3.15%		$19,421	3.14%

Interest Income and Rate Earned(1)		20,810	3.33		21,108	3.47		20,387	3.35		20,415	3.35		20,255	3.34
Interest Expense and Rate Paid(2)		804	0.13		773	0.13		784	0.13		798	0.13		834	0.14

Net Interest Margin		$20,006	3.21%		$20,335	3.34%		$19,603	3.23%		$19,617	3.22%		$19,421	3.20%

(1) Interest and average rates are calculated on a tax-equivalent basis using the 35% Federal tax rate.
(2) Rate calculated based on average earning assets.